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                                                                  EXHIBIT 10(iv)

                                   PFIZER INC
                               NONFUNDED DEFERRED
                          COMPENSATION AND SUPPLEMENTAL
                                  SAVINGS PLAN
                            (As amended through 1/97)

1. Each employee who is a Member of the Pfizer Inc Savings and Investment Plan and who is prevented, because of the restrictions of Section 415(c)(1)(A) or
Section 401(a)(17) of the Internal Revenue Code, from contributing further to the Savings and Investment Plan may elect on or before the last day of any calendar month, beginning with the following calendar month, to defer payment of future compensation, in whole percents, at a rate not to exceed the greater of 6% or the rate of pre-tax contribution permitted under the Savings and Investment Plan to "highly compensated employees," as that term is defined under
Section 414(q) of the Internal Revenue Code, until he ceases to be an employee of the Company, unless before such time he dies or becomes totally disabled, as determined by the Employee Compensation and Management Development Committee or the Executive Compensation Committee, as appropriate, in which case all amounts credited to his account shall become payable as soon as practicable thereafter in a single sum payment. Notwithstanding the preceding sentence, an employee cannot defer compensation under this Plan at a rate in excess of the employee's combined rate of pre-tax and post-tax contribution under the Company's Savings and Investment Plan. The deferrals by such employee under this Plan shall be matched by the Company in accordance with the formula for Company matching contributions under the Company's Savings and Investment Plan.

If the restrictions of Section 415 or Section 401(a)(17) of the Internal Revenue Code prevent an employee from receiving any Company matching contributions or employee forfeitures, any amount that would have been contributed on the employee's behalf to the Company's Savings and Investment Plan by the Company as a matching contribution and any amount that would have been credited to the employee by way of forfeitures if it were not for such restrictions, shall be credited to the employee hereunder.

Any election to defer shall be made by written notice directed to the Vice President-Personnel of the Company. Any such election may be terminated, or may be modified as to the amount of deferral (in whole percents of compensation only) or as to the form of deferral (whether interest or units) with regard to future compensation, commencing with the following calendar month, upon written notice directed to the Vice President-Personnel of the Company on or before the last day of the calendar month preceding the calendar month in which such compensation would otherwise be payable. Switching the form of deferral of monies previously deferred may be done, as of the first day of any calendar month, by notice in writing to the Vice President-Personnel of the Company before such date. With respect to a Member subject to Section 16 of the Securities Exchange Act of 1934, an election to transfer into, or out of, the unit account shall be permitted only if the Member has not elected to transfer out of, or into, the unit account within this Plan, Fund C within the Pfizer



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Savings and Investment Plan or the unit account within the Pfizer Inc Nonfunded
Deferred Compensation and Unit Award Plan for Non-Employee Directors during the prior six months.

2. All compensation deferred by the employee hereunder shall be held in the general funds of the Company and shall be credited to the employee's account, and, at the employee's election, the account shall be credited with (a) interest at a rate equal to the rate of return for Fund A in the Savings and Investment Plan, compounded monthly, (b) a number of units, calculated to the nearest thousandth of a unit, produced by dividing the amount of compensation deferred, on the date such compensation would otherwise have been paid, by the closing market price of the Company's Common Stock as reported on the Consolidated Tape of the New York Stock Exchange on the last business day prior to the date such compensation would otherwise have been paid, or (c) a combination of (a) and
(b).

Company matching contributions and/or forfeitures shall be held in the general funds of the Company and shall be credited to the employee's account in the form of units only.

Whenever a dividend is declared, the number of units in the employee's account shall be increased by the result of the following calculations: 1) the number of units in the employee's account multiplied by any cash dividend declared by the Company on a share of its Common Stock, divided by the closing market price of such Common Stock on the related dividend record date; and/or 2) the number of units in the employee's account multiplied by any stock dividend declared by the Company on a share of its Common Stock. In the event of any change in the number or kind of outstanding shares of Common Stock of the Company including a stock split or splits, other than a stock dividend as provided above, an appropriate adjustment shall be made in the number of units credited to the employee's account.

3. At least ninety days before he ceases to be an employee of the Company, an employee may elect, or may modify an election that he had previously made, to receive payment of the balance credited to his account in a lump sum or in annual installments, and he may elect the time that such payment or payments are to be made; provided however, that no payments shall be made prior to the employee's next taxable year following his termination of employment; and further provided that, solely for the purposes of this subsection 3, in the case of an employee who is transferring to a company which is at least 30% owned by the Company, the employee shall not be deemed to cease to be an employee of the Company until he ceases to be an employee of said company. In the absence of an election, such payments will begin with the first month of the employee's next taxable year following his termination of employment and will be made in five annual installments, provided however that if the amount of the payment is less than 10%, or such smaller percentage established by the Savings Plan Committee of the Savings and Investment Plan (the "Committee"), of the employee's total benefit from the Savings and Investment Plan and this supplemental plan, such payment shall be made in a lump sum, unless at least ninety days before the employee ceases to be an employee of the Company, the employee elects another form of payment as provided in this subsection 3.

To the extent that the employee's account has been credited with units calculated as provided in Section 2, the amount payable to the employee in each instance shall be determined by multiplying the number of units by the closing market price of the Company's Common Stock on the day prior to the date for payment or the last business day prior to that date, if the day prior to the date for payment is not a business day.

Where the employee receives the balance of his account in annual installments of deferred compensation, the first installment shall be a fraction of the value of the balance of the amount deferred and credited to the employee's account by way


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of interest and/or units calculated under Section 2 hereof, as the case may be, on the date of such payment, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time. Each subsequent installment shall be calculated in the same manner, except that the denominator shall be reduced by the number of installments that have been paid previously.

4. If an employee should become totally disabled, as determined by the Employee Compensation and Management Development Committee or the Executive Compensation Committee, as appropriate, before full payment of all amounts credited to his account, such amounts shall be paid to him in a single sum payment to be made as soon as practicable after such event. If an employee should die before full payment of all amounts credited to his account, such amounts shall be paid to his beneficiary or beneficiaries designated under the Savings and Investment Plan in accordance with the participant's payment election on file at the time of death or if no beneficiary or beneficiaries are named under that Plan or the named beneficiary or beneficiaries have predeceased him, to his estate in a single sum payment to be made as soon as practicable after his death. If an employee wishes to designate a different beneficiary or beneficiaries than are provided for by the method set forth above he may do so by written notice to the Senior Vice President-Employee Resources of the Company. At any time, and from time to time, any such designation may be changed or canceled by the employee without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Senior Vice President-Employee Resources of the Company and shall not be effective until received by the Senior Vice President-Employee Resources of the Company. If an employee designates more than one beneficiary, any payments to such beneficiaries shall be made in equal shares unless the employee has designated otherwise.

5. An employee's election to defer receipt of his compensation shall continue until he ceases to be an employee unless he earlier terminates such election with respect to future compensation by written notice delivered to the Vice President-Personnel of the Company. Any such notice shall become effective as of the end of the calendar month in which such notice is received by the Vice President-Personnel. Amounts credited to the account of an employee prior to the effective date of such notice shall not be affected thereby and shall be paid to him in accordance with Section 1, Section 3 or Section 4, as appropriate.

6. The right of an employee to any amounts credited to his account shall not be subject to assignment by him. If an employee does assign his right to any amounts credited to his account, the Company may disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment had been made.

7. Notwithstanding anything contained in Section 1 or Section 5 to the contrary, an employee who receives a hardship distribution under the Company's Savings and Investment Plan shall not defer compensation hereunder for the period of 12 months commencing after receipt of the hardship distribution.

8. The Savings and Investment Plan Committee may make non-substantive administrative changes to this Plan so as to conform with or take advantage of governmental requirements, statutes or regulations.

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